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                                                                     EXHIBIT 3.4

                           CERTIFICATE OF AMENDMENT OF
                 SECOND RESTATED CERTIFICATE OF INCORPORATION OF
                    AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

                         Pursuant to Section 242 of the
                General Corporation Law of the State of Delaware

     AMERICAN MANAGEMENT SYSTEMS, INCORPORATED, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST: That at a meeting of the Board of Directors of the Corporation a resolution was duly adopted setting forth a proposed amendment to the Second Restated Certificate of Incorporation of the Company and declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the first sentence of Section 1 of Article FOURTH of the Second Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety and replaced with the following (the "Amendment"), subject to approval by the shareholders of the Corporation at the next annual meeting of the shareholders of the Corporation scheduled for May 21, 1999 (the "Annual Meeting"); such Amendment to become effective upon the filing of the same with the Secretary of State of the State of
     Delaware:

               Section 1. Authorized Shares. The total authorized capital stock of the Corporation shall be 204,000,000 shares, consisting of 4,000,000 shares of Preferred Stock, par value $.10 per share (herein called the "Preferred Stock"), and 200,000,000 shares of Common Stock, par value $0.01 per share (herein called the "Common Stock").

     SECOND: That thereafter, pursuant to AMS's Bylaws and pursuant to resolution of its Board of Directors, the annual meeting of shareholders of AMS was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting a majority of the shareholders entitled to vote thereon voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
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     IN WITNESS WHEREOF, AMERICAN MANAGEMENT SYSTEMS, INCORPORATED has caused this Certificate to be signed by Paul A. Brands, its Chief Executive Officer, and Frank A. Nicolai, its Secretary, on this 20th day of July, 1999.




                                 By: /s/ PAUL A. BRANDS
                                    ---------------------------
                                    Paul A. Brands
                                    Chief Executive Officer

Attested by:

By: /s/ FRANK A. NICOLAI
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   Frank A. Nicolai
   Secretary